Exhibit 10.14
ECI PROJECT DEVELOPMENT AGREEMENT
     This ECI Project Development Agreement (the “Agreement”) is entered into as of January 1, 2002, by and between Home Diagnostics, Inc., a Delaware corporation (the “Company”), and George Holley (“Consultant”).
WITNESSETH:
     WHEREAS, the Company desires to develop an ampermetric device to measure the blood glucose level in persons from blood samples (the “ECI Project”);
     WHEREAS, the Company recognizes that the Consultant can contribute to the ECI Project, which contribution is expected to be of great value to the Company and its shareholders;
     WHEREAS, the Company believes it to be important to the Company’s objectives to retain Consultant as a consultant to the Company and have Consultant available to the Company for consulting services in the manner and subject to the terms, covenants, and conditions set forth herein;
     WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement, effective as of January 1, 2002 (“Effective Date”), to provide certain assurances as set forth herein.
     NOW, THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Retention. The Company hereby retains the Consultant during the Term (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.
2.	Term. Except as otherwise provided herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and terminate upon the earlier of (i) the consummation of a Change of Control Transaction (as defined below), (ii) the date that the final milestone set forth in Schedule A hereto is achieved, or (iii) twenty-four (24) months after the Effective Date. For purposes of this Agreement, a “Change of Control Transaction” shall mean (i) any sale of the business of the Company approved by the Company’s board of directors, including, without limitation, pursuant to a sale of all or substantially all the assets of the Company, a merger, consolidation or combination involving the Company, or an issuance of equity securities by the Company, pursuant to which the shareholders of the Company (the “Shareholders”) immediately prior to such transaction do not own a majority of the shares of the surviving corporation, or any similar transaction, or (ii) any sale by the Shareholders of their shares of capital stock of the Company, such that following any such sale such

Shareholders shall own less than a majority of the issued and outstanding capital stock of the Company.
3.	Duties of Consultant; Independent Contractor.
a.	Duties. During the Term, the Consultant shall use his reasonable and best efforts to assist the ECI Project, as requested by the Company (the “Services”). Consultant shall render such Services diligently and to the best of his ability. Consultant agrees to perform his consulting services hereunder in compliance with all applicable federal, state and local laws.

b.	Independent Contractor. The parties hereto hereby agree that in performing the Services the Consultant shall be acting as an independent contractor and shall be solely responsible for the manner in which, and by whom the Services shall be performed. In that connection, Consultant shall be solely responsible for the payment of all his ordinary and necessary business expenses (other than those reimbursable expenses set forth in Section 5(a) (ii) herein). Neither party hereto shall make any representations, warranties or other agreements on behalf of the other party hereto nor shall either party hereto be entitled to bind the other party hereto nor shall any agency, fiduciary, partnership or joint venture relationship be created by virtue of this Agreement. Consultant acknowledges and agrees that the Company shall not be responsible for any tax, insurance or other withholding from any payments made to Consultant hereunder.
4.	Other Activities of Consultant. The Company recognizes that Consultant shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein, and that Consultant may provide services to other businesses and entities other than the Company. Nothing in this Agreement shall be construed to prevent the Company from engaging other consultants.
5.	Compensation. In consideration for Consultant entering into this Agreement, the Company shall compensate Consultant as follows:
a.	Monthly Fees and Benefits:
i.	Fees. During the Term, the Company shall pay to Consultant a non-refundable, non-accountable monthly fee of $6,500.

ii.	Expenses. The Company shall pay all reasonable expenses incurred with respect to the Consultant’s travel (including business class travel for international flights), meals and other customary and reasonable expenses incurred on the Company’s behalf during the Term by the Consultant for business purposes related to or in furtherance of the goals and objectives of the Company and/or the provision of the Services. Consultant shall use his best efforts to obtain lowest fares and hotel rates when possible. The Company shall pay such expenses within 30 days of invoices submitted by the Consultant, which invoices will attach supporting bills, receipts and/or vouchers.

b.	Quarterly Fees for Completion of Milestone. During the Term, the Company shall pay to the Consultant the quarterly fee set forth in Schedule B hereto, subject to the Company’s achievement of the milestones set forth in Schedule A hereto. Such quarterly fees shall be payable within thirty (30) days of the end of each quarter in which a milestone is achieved.
6.	Termination. Subject to the cure provisions contained herein, either party may terminate this Agreement upon 30 days written notice to the other party at any time.
7.	Notice. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The date of the giving of any notice sent by mail shall be the day two days after the posting of the mail, except that notice of an address change shall be deemed given when received. The addresses of the parties are as follows:
TO CONSULTANT:
George Holley
7 Twilite Place
South Norwalk, CT 06854
TO THE COMPANY:
Home Diagnostics, Inc.
2400 NW 55th Court
Ft. Lauderdale, FL 33309
8.	Waiver. Neither course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.
9.	Confidentiality. Consultant hereby agrees, and agrees to cause his affiliates and associates (“Consultant’s Representatives”) to treat all information received by Consultant or Consultant’s Representatives concerning the Company (which for the purposes of this Section 9 shall include the Company’s affiliates) or its business, financial condition, prospects and affairs, or other information he may receive in the course of performing Services (unless already in the public domain through no breach of any duty owed the Company) as confidential proprietary information and he will not use, and shall cause all Consultant’s Representatives not to use such information except in connection with the performance of Services hereunder. Upon the termination of this Agreement, all such information shall be returned to the Company.

10.	Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.
11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any signature by facsimile shall be valid and binding as if an original signature were delivered.
12.	Captions. The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantive effect.
13.	Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of Delaware applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the state courts of the state of New York or in the federal courts of the United States which are located in Southern District of the State of New York. The parties hereto hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof. Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith shall pay the prevailing party its reasonable attorneys’ fees incurred in connection therewith.
14.	Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant’s retention by the Company (other than the Consulting Agreement dated as of January 1, 2002, between the parties); provided, however, that all fees previously earned and/or paid to Consultant under prior agreements shall be deemed earned, and shall be in addition to any fees payable hereunder. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.
15.	Warranty. The Company and Consultant each hereby warrant and agree that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.
16.	Severability. If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

HOME DIAGNOSTICS, INC.
By /s/ J. RICHARD DAMRON, JR.
Name:	J. Richard Damron, Jr.
Title:	President

/s/ GEORGE H. HOLLEY
George Holley

ECI PROJECT DEVELOPMENT AGREEMENT
By and between Home Diagnostics, Inc. and George Holley
Exhibit A
Milestones:

1Q02	Working Model First Generation Strip and Meter — HDI Design

Identify at least 1 potential outside design as backup

2Q02	Final Design Verification Testing Strip and Meter — HDI Design

Validate 1 Performance Acceptable Outside Design ECI System

3Q02	Successful completion of clinical tests for HDI Design and, optionally, 1 Outside Design

Recommend Best Option or Option Combination for Introduction

4Q02	Insure completion of Tooling and Equipment for Inventory Buildup for 1Q03 Launch of Selected Option

1Q03	Complete Analysis for Alternate Site Claim Design and identify possible Process Modifications to accomplish Alternate Site Claims

Note: Auto Fill Detect Plus Full Absorption is desired if I.P. issues can be resolved.

2Q03	HDI Design Selection for Alternate Site Claims: Identify and evaluate at least one outside source for Alternate Site ECI System.

3Q03	Release Final Alternate Site Design for Tooling

4Q03	Validate Production Design

Validate Claims Accomplishment

Begin Inventory Build for 1Q04 Launch

ECI PROJECT DEVELOPMENT AGREEMENT
By and between Home Diagnostics, Inc. and George Holley
Exhibit B

Bonus Earned quarterly 1Q02	$302,736.00

Bonus Earned quarterly 2Q02	201,824.00

Bonus Earned quarterly 3Q02	201,824.00

Bonus Earned quarterly 4Q02	201,824.00

Bonus Earned quarterly 1Q03	144,160.00

Bonus Earned quarterly 2Q03	129,744.00

Bonus Earned quarterly 3Q03	129,744.00

Bonus Earned quarterly 4Q03	129,744.00

Milestone bonus total	$1,441,600.00